Exhibit 21.1

Subsidiaries of Edgen Murray II, L.P.

Edgen Murray Corporation, a Nevada corporation

        Edgen Murray Canada Inc., an Alberta corporation

EMGH Limited, an English limited company

        Edgen Murray Cayman Corporation, a Cayman exempt company

        Pipe Acquisition Limited, an English limited company

        Edgen Murray Europe Limited, an English limited company

                Edgen Murray Pte. Ltd., a Singapore limited company

                Edgen Murray FZE, a United Arab Emirates limited company

                EMBZ I, L.L.C., a South Dakota limited liability company

                             EMBZ II, L.L.C, a South Dakota limited liability company

                                     Edgen Murray do Brasil Limitada, a Brazilian Sociedade

                                     por Quotas de Responsabilidade Limitada

                Edgen Murray Bahrain W.L.L.